.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Construction Partners, Inc.
(Name of Issuer)

Class A Common Stock, par value $0.001 per share
(Title of Class of Securities)

21044C107
(CUSIP Number)

December 31, 2019
(Date of Event which Requires Filing
of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[ ]	Rule 13d-1(c)
[X]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 21044C107

1.	Names of Reporting Persons

SunTx Capital Management Corp.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Texas

	5.	Sole Voting Power
Number of Shares		29,292,072 (1)
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 29,292,072 (1)
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

29,292,072 (1)

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

60.4% (1)(2)

12.	Type of Reporting Person (See Instructions)

CO
_______________

(1)
Includes shares of Class A Common Stock of Construction Partners, Inc. (the "Issuer") issuable upon the conversion of (a) 8,265,763 shares of Class B Common Stock of the Issuer held by SunTx CPI Expansion Fund, L.P. ("SunTx Expansion Fund"), (b) 4,889,339 shares of Class B Common Stock of the Issuer held by SunTx Fulcrum Fund Prime, L.P. ("SunTx Fulcrum Fund"), and (c) 2,661,970 shares of Class B Common Stock of the Issuer held by SunTx Fulcrum Dutch Investors Prime, L.P. ("SunTx Fulcrum Dutch Fund").

(2)
Based on 32,705,418 shares of Class A Common Stock of the Issuer outstanding as of December 11, 2019, as reported in the Issuer's Form 10-K filed with the Securities and Exchange Commission ("SEC") on December 13, 2019.

CUSIP NO. 21044C107

1.	Names of Reporting Persons

SunTx CPI Expansion Fund GP, L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Texas

	5.	Sole Voting Power
Number of Shares		15,307,594 (1)
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 15,307,594 (1)
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

15,307,594 (1)

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

37.4% (1)(2)

12.	Type of Reporting Person (See Instructions)

PN
________________

(1)	Includes shares of Class A Common Stock of the Issuer issuable upon the conversion of 8,265,763 shares of Class B Common Stock of the Issuer held by SunTx Expansion Fund.

(2)	Based on 32,705,418 shares of Class A Common Stock of the Issuer outstanding as of December 11, 2019, as reported in the Issuer's Form 10-K filed with the SEC on December 13, 2019.

CUSIP NO. 21044C107

1.	Names of Reporting Persons

SunTx Capital Partners L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Texas

	5.	Sole Voting Power
Number of Shares		13,984,478 (1)
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 13,984,478 (1)
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

13,984,478 (1)

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

34.7% (1)(2)

12.	Type of Reporting Person (See Instructions)

PN
_______________

(1)
Includes shares of Class A Common Stock of the Issuer issuable upon the conversion of (a) 4,889,339 shares of Class B Common Stock of the Issuer held by SunTx Fulcrum Fund and (b) 2,661,970 shares of Class B Common Stock of the Issuer held by SunTx Fulcrum Dutch Fund.

(2)	Based on 32,705,418 shares of Class A Common Stock of the Issuer outstanding as of December 11, 2019, as reported in the Issuer's Form 10-K filed with the SEC on December 13, 2019.

CUSIP NO. 21044C107

1.	Names of Reporting Persons

SunTx CPI Expansion Fund, L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Texas

	5.	Sole Voting Power
Number of Shares		15,307,594 (1)
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 15,307,594 (1)
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

15,307,594 (1)

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

37.4% (1)(2)

12.	Type of Reporting Person (See Instructions)

PN
_______________

(1)	Includes shares of Class A Common Stock of the Issuer issuable upon the conversion of 8,265,763 shares of Class B Common Stock of the Issuer.

(2)	Based on 32,705,418 shares of Class A Common Stock of the Issuer outstanding as of December 11, 2019, as reported in the Issuer's Form 10-K filed with the SEC on December 13, 2019.

CUSIP NO. 21044C107

1.	Names of Reporting Persons

SunTx Fulcrum Fund Prime, L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Texas

	5.	Sole Voting Power
Number of Shares		9,054,701 (1)
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 9,054,701 (1)
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

9,054,701 (1)

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

24.1% (1)(2)

12.	Type of Reporting Person (See Instructions)

PN
_______________

(1)	Includes shares of Class A Common Stock of the Issuer issuable upon the conversion of 4,889,339 shares of Class B Common Stock of the Issuer.

(2)	Based on 32,705,418 shares of Class A Common Stock of the Issuer outstanding as of December 11, 2019, as reported in the Issuer's Form 10-K filed with the SEC on December 13, 2019.

CUSIP NO. 21044C107

1.	Names of Reporting Persons

SunTx Fulcrum Dutch Investors Prime, L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Texas

	5.	Sole Voting Power
Number of Shares		4,929,777 (1)
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 4,929,777 (1)
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

4,929,777 (1)

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

13.9% (1)(2)

12.	Type of Reporting Person (See Instructions)

PN
_______________

(1)	Includes shares of Class A Common Stock of the Issuer issuable upon the conversion of 2,661,970 shares of Class B Common Stock of the Issuer.

(2)	Based on 32,705,418 shares of Class A Common Stock of the Issuer outstanding as of December 11, 2019, as reported in the Issuer's Form 10-K filed with the SEC on December 13, 2019.

CUSIP NO. 21044C107

1.	Names of Reporting Persons

Ned N. Fleming, III

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

	5.	Sole Voting Power
Number of Shares		29,410,647 (1)
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 29,410,647 (1)
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

29,410,647 (1)

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

60.6% (1)(2)

12.	Type of Reporting Person (See Instructions)

IN
_______________

(1)
Includes shares of Class A Common Stock of the Issuer issuable upon the conversion of (a) 8,265,763 shares of Class B Common Stock of the Issuer held by SunTx Expansion Fund, (b) 4,889,339 shares of Class B Common Stock of the Issuer held by SunTx Fulcrum Fund, and (c) 2,661,970 shares of Class B Common Stock of the Issuer held by SunTx Fulcrum Dutch Fund.  Also includes 4,000 shares of Class A Common Stock directly held by Mr. Fleming’s spouse and 114,575 restricted shares of Class A Common Stock of the Issuer granted to Mr. Fleming under the Construction Partners, Inc. 2018 Equity Incentive Plan that will vest as to two-thirds of the shares on January 1, 2021 and as to the remaining one-third of the shares on January 1, 2022.

(2)	Based on 32,705,418 shares of Class A Common Stock of the Issuer outstanding as of December 11, 2019, as reported in the Issuer's Form 10-K filed with the SEC on December 13, 2019.

CUSIP NO. 21044C107

1.	Names of Reporting Persons

Craig Jennings

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

a. [ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

	5.	Sole Voting Power
Number of Shares		29,330,264 (1)
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 29,330,264 (1)
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

29,330,264 (1)

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

60.4% (1)(2)

12.	Type of Reporting Person (See Instructions)

IN
_______________

(1)
Includes shares of Class A Common Stock of the Issuer issuable upon the conversion of (a) 8,265,763 shares of Class B Common Stock of the Issuer held by SunTx Expansion Fund, (b) 4,889,339 shares of Class B Common Stock of the Issuer held by SunTx Fulcrum Fund, and (c) 2,661,970 shares of Class B Common Stock of the Issuer held by SunTx Fulcrum Dutch Fund.  Also includes 38,192 restricted shares of Class A Common Stock of the Issuer granted to Mr. Jennings under the Construction Partners, Inc. 2018 Equity Incentive Plan that will vest as to two-thirds of the shares on January 1, 2021 and as to the remaining one-third of the shares on January 1, 2022.

(2)	Based on 32,705,418 shares of Class A Common Stock of the Issuer outstanding as of December 11, 2019, as reported in the Issuer's Form 10-K filed with the SEC on December 13, 2019.

CUSIP NO. 21044C107

1.	Names of Reporting Persons

Mark R. Matteson

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

	5.	Sole Voting Power
Number of Shares		29,331,984 (1)
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 29,331,984 (1)
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

29,331,984 (1)

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

60.5% (1)(2)

12.	Type of Reporting Person (See Instructions)

IN
__________________

(1)
Includes shares of Class A Common Stock of the Issuer issuable upon the conversion of (a) 8,265,763 shares of Class B Common Stock of the Issuer held by SunTx Expansion Fund, (b) 4,889,339 shares of Class B Common Stock of the Issuer held by SunTx Fulcrum Fund, and (c) 2,661,970 shares of Class B Common Stock of the Issuer held by SunTx Fulcrum Dutch Fund.  Also includes 38,192 restricted shares of Class A Common Stock of the Issuer granted to Mr. Matteson under the Construction Partners, Inc. 2018 Equity Incentive Plan that will vest as to two-thirds of the shares on January 1, 2021 and as to the remaining one-third of the shares on January 1, 2022.

(2)	Based on 32,705,418 shares of Class A Common Stock of the Issuer outstanding as of December 11, 2019, as reported in the Issuer's Form 10-K filed with the SEC on December 13, 2019.

Item 1(a).	Name of Issuer:

Construction Partners, Inc. (the "Issuer").

Item 1(b).	Address of the Issuer's Principal Executive Offices:

290 Healthwest Drive, Suite 2
Dothan, Alabama 36303

Item 2(a).	Name of Person Filing

This statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

SunTx Capital Management Corp. ("SunTx Capital Management"), SunTx CPI Expansion Fund GP, L.P. ("SunTx Expansion GP"), SunTx Capital Partners L.P. ("SunTx Partners GP"), SunTx CPI Expansion Fund, L.P. ("SunTx Expansion Fund"), SunTx Fulcrum Fund Prime, L.P. ("SunTx Fulcrum Fund"), SunTx Fulcrum Dutch Investors Prime, L.P. ("SunTx Fulcrum Dutch Fund"), Ned N. Fleming, III, Craig Jennings and Mark Matteson. SunTx Expansion GP is the general partner of SunTx Expansion Fund.  SunTx Partners GP is the general partner of each of SunTx Fulcrum Fund and SunTx Fulcrum Dutch Fund.  SunTx Capital Management is the general partner of each of SunTx Expansion GP and SunTx Partners GP. Mr. Fleming, a director of the Issuer, is the sole shareholder and director of SunTx Capital Management. Mr. Jennings and Mr. Matteson, each a director of the Issuer, are each executive officers of SunTx Capital Management.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each of the Reporting Persons is 5420 LBJ Freeway, Suite 1000, Dallas, Texas 75240.

Item 2(c).	Citizenship:

i)	SunTx Capital Management is a Texas corporation;

ii)	SunTx Expansion GP is a Texas limited partnership;

iii)	SunTx Partners GP is a Texas limited partnership;

iv)	SunTx Expansion Fund is a Texas limited partnership;

v)	SunTx Fulcrum Fund is a Texas limited partnership;

vi)	SunTx Fulcrum Dutch Fund is a Texas limited partnership;

vii)	Mr. Fleming is a citizen of the United States;

viii)	Mr. Jennings is a citizen of the United States; and

ix)	Mr. Matteson is a citizen of the United States.

Item 2(d).	Title of Class of Securities:
Class A Common Stock, $0.001 par value per share (the "Class A Common Stock").
Item 2(e).	CUSIP Number:

21044C107

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
This Item 3 is not applicable.

Item 4.	Ownership:

Items 5 through 9 and 11 of each of the cover pages to this Schedule 13G are incorporated herein by reference.

Each of the Reporting Persons expressly disclaims beneficial ownership of all shares of Class A Common Stock reported herein other than those shares such Reporting Person holds directly.  The filing of this statement should not be construed to be an admission that the Reporting Persons are members of a "group" for the purposes of Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [  ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

This Item 6 is not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

See Item 2(a)

Item 8.	Identification and Classification of Members of the Group:

This Item 8 is not applicable.

Item 9.	Notice of Dissolution of Group:

This Item 9 is not applicable.

Item 10.	Certification:

This Item 10 is not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 11, 2020	SUNTX CAPITAL MANAGEMENT CORP.

By: /s/ Ned N. Fleming, III Name: Ned N. Fleming, III Title: Director

Date: February 11, 2020	SUNTX CPI EXPANSION FUND GP, L.P. By: SunTx Capital Management Corp., its general partner

By: /s/ Ned N. Fleming, III
Name: Ned N. Fleming, III
Title: Director

Date: February 11, 2020	SUNTX CAPITAL PARTNERS L.P.

By: SunTx Capital Management Corp., its general partner

By: /s/ Ned N. Fleming, III
Name: Ned N. Fleming, III
Title: Director

Date: February 11, 2020	SUNTX CPI EXPANSION FUND, L.P.

By: SunTx CPI Expansion Fund GP, L.P., its general partner By: SunTx Capital Management Corp., its general partner

By: /s/ Ned N. Fleming, III
Name: Ned N. Fleming, III
Title: Director

Date: February 11, 2020	SUNTX FULCRUM FUND PRIME, L.P.

By: SunTx Capital Partners, L.P., its general partner

By: SunTx Capital Management Corp., its general partner

By: /s/ Ned N. Fleming, III
Name: Ned N. Fleming, III
Title: Director

Date: February 11, 2020	SUNTX FULCRUM DUTCH INVESTORS PRIME, L.P.

By: SunTx Capital Partners, L.P., its general partner

By: SunTx Capital Management Corp., its general partner

By: /s/ Ned N. Fleming, III
Name: Ned N. Fleming, III
Title: Director

Date: February 11, 2020	NED N. FLEMING, III

By: /s/ Ned N. Fleming, III

Date: February 11, 2020	CRAIG JENNINGS

By: /s/ Craig Jennings

Date: February 11, 2020	MARK R. MATTESON

By: /s/ Mark R. Matteson